UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2007

                    HAYNES INTERNATIONAL, INC.
Exact name of registrant as specified in its charter)

Delaware	333-124977	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Haynes International, Inc. Stock Option Plan

On January 18, 2007, the Board of Directors of Haynes International, Inc. (the “Company”) approved the 2007 Haynes International, Inc. Stock Option Plan (the “Plan”). The Plan provides for options to purchase up to 500,000 shares of the Company's common stock.

Under the Plan, unless the Compensation Committee of the Board of Directors of the Company determines otherwise, options granted under the Plan are exercisable for a period of ten years from the date of grant and vest 33 1/3% per year over three years from the grant date. Unvested options will become fully vested upon the occurrence of certain acceleration events, including the death or disability (as defined in the Plan) of the participant and certain events constituting a Change in Control (as defined in the Plan). The Plan also authorizes the Board of Directors to accelerate the vesting of options under certain Change in Control events in its discretion or to terminate the options and provide for the purchase of options from the option holders for a price equal to the amount that would have been attained by the holder if the option were fully vested. If an employee participant in the Plan ceases to be an employee of the Company due to a termination for cause (as defined in the Plan), all stock options previously granted to such participant, whether or not vested, will be cancelled and will not be exercisable. If an employee participant ceases to be an employee of Haynes for any reason other than for cause, the vested portion of all options granted to such participant under the Plan will remain exercisable for a period of six months and the remaining options will be forfeited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: January 24, 2007	By: /s/ MARCEL MARTIN Marcel Martin Vice President, Finance and Chief Financial Officer